CONFIDENTIAL EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 24, 2000, by and between DMC Cinema, Inc. (DMCC), a Delaware corporation (the "Company"), and Robert Crisp, an individual residing in the State of Florida (the "Employee").

     WHEREAS the Company is engaged in business of providing Advertising Media on an internet-based platform (such activities, present and future, being hereinafter referred to as the "Business"); and

     WHEREAS, the Company desires to secure the services and employment of the Employee; and on behalf of the Company, and the Employee desires to enter into employment with the Company, upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Company and Employee desire to enter into this Agreement in order to memorialize their understandings as to employment, to assure the Company of the services of Employee for the benefit of the Company, and to set forth the respective rights and duties of the parties hereto.

     NOW, THEREFORE, in consideration of the promises and mutual covenants, terms and conditions contained herein, each intending to be legally bound, the Company and Employee agree as follows:

l.   Employment.

1.1 Employment and Title. The Company hereby employs the Employee, and Employee accepts such employment, as President, DMC Cinema with concurrent responsibilities as Executive V.P. Sales Distributed Media Corporation {DMC) and subsidiaries and the Employee accepts such employment for the term of employment specified in Section 2 below. During the Term (as defined below), the Employee shall perform such duties as shall be reasonably required of such an employee of the Company, and shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by the Board of Directors of the Company. Except as provided by Section 1.3 below, the Company acknowledges that the Employee's primary place of business shall be Westport, CT and the Employee acknowledges that in performance of his duties hereunder, the Employee shall be required to travel to the Company's facilities located throughout the United States all upon the terms and conditions set forth herein.

1.2 Services. During the Term of this Agreement, Employee shall perform diligently and in good faith such duties and services for the Company as are consistent with the position held by Employee, under the direction and authority of the Chief Executive Officer of Distributed

Media Corporation (the "CEO") or such person as the CEO may designate from time to time. The Employee will serve the Company faithfully and to the best of his/her ability and will devote all of his/her time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities.

1.3 Location. The principal place of employment and the location of Employee's principal office shall be in Westport, CT; provided, however, Employee shall, when directed by the CEO, or may, if Employee determines it to be reasonably necessary, temporarily perform outside of Westport, CT, such services as are reasonably required for the execution of his/her duties under this Agreement.

1.4 Representations. Each party represents and warrants to the other that such representing party has full power and authority to enter into and perform this Agreement and that execution and performance of this Agreement by such party shall not constitute a default under or breach of any of the terms of any other agreement to which he/she/it is a party or under which he/she/it is legally bound. Each party represents that no consent or approval of any third party is required for their respective execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained any provided to the other party.

1.5 Commencement of Services. Employee shall begin providing services hereunder on the date hereof, (the "Commencement Date").

1.6 Authority of CEO or Designate. The Employee recognizes and acknowledges that the Board of Directors of the Company has granted the CEO of Distributed Media Corporation (DMC) authority with regard to all matters arising in connection with this Agreement, including the administration and execution hereof, that the CEO of DMC may designate, at his discretion, another officer or employee of the Company to so act on his/her and the Company's behalf with respect to the transactions contemplated herein.

2.   Term.

2.1 Term. The employment term hereunder (the "Term") shall begin as of the Commencement Date and shall continue through June 30, 2003, unless earlier terminated pursuant to Section 7 below of this Agreement. This Agreement shall not be automatically renewable.

3.   Compensation.

3.1 Base Salary. During the Term, the Company shall pay the Employee an annual base salary of not less than one hundred twenty Thousand and no/100 Dollars ($ 120,000), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in equal bi-weekly installments, in arrears, or on such other payment schedule as the Company may adopt as policy from time to time with regard to regular executive compensation payments, subject to withholding and other applicable taxes. Annual increases to the base salary will be reviewed annually, or otherwise as appropriate from time to time, by the Company.

3.2 Incentive Cash Compensation. The Employee shall participate in and be eligible to (TO BE DISCUSSED)

3.3 Founder's Stock. In change for industry knowledge, the Company has granted to the Employee, Founder's stock equal to 4 1/6%, of DMC Cinema, Inc.'s fully paid and non-assessable voting common stock.

3.4 DMC Stock Options. Options shall be granted if and when approved by the Company's Board of Directors.

3.5 Benefits. The Employee shall be entitled, at the Company's expense, during the Term hereof, to the same medical, hospital, pension, profit sharing, dental, disability, and life insurance coverage and benefits as may be made available from time to time to executives' of the Company holding similar positions and/or responsibilities and in accordance with the Company's established practices, including, but not limited to, the following:

(a)  A monthly automobile allowance of $450.00.

(b) Four (4) weeks of paid vacation, accrued on a bi-weekly basis, for each year term hereof and subject to review by the CEO of DMC for any renewal terms, and shall be entitled to sick leave in accordance with policies established by the Company with respect to its executive level employees.

3.6 Sales Commissions on Advertising. As additional compensation, the Company and/or its subsidiaries shall pay to Employee sales commissions on gross advertising revenue pursuant to the following schedule:

(a)  5% of the gross amount of all advertising sales procured solely by Employee

(b) 3% of the gross amount of all other advertising sales Such commissions shall be due upon the Company's receipt of the advertising revenue and shall be paid in accordance with the Company's payroll policy.

3.7 Withholding Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Section 3 and Section 4, are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

4.   Working Facilities, Expenses and Key-Man Insurance.

4.1 Working Facilities. The Employee shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by the Employee and the Company, and other working facilities and secretarial and other assistance suitable to his/her position and reasonably required for the performance of his/her duties hereunder.

4.2 Expenses. The Company shall reimburse the Employee for all of the Employee's reasonable expenses incurred in the course of performing his/her duties under and in accordance with the terms and conditions of this Agreement, subject to the Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

4.3 Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering the Employee or others, and the Employee shall not have any right, title or interest in or to such insurance other than as expressly provided to the contrary by the Company. The Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations at the Company's expense, to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing, upon adequate time to review and consult appropriate counsel, such necessary applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

5.   Illness or Incapacity.

5.1 Right to Terminate. During the Term of this Agreement, if the Employee is unable to perform in all material respects his/her duties under this Agreement for a period of six ~6 consecutive months by reason of illness or incapacity, and the Employee thereafter, in the sole but reasonable judgment of the Company, is unable to resume and perform such duties in all material respects on a full-time basis, the Employee may be replaced pursuant to Section 5.2 or this Agreement may be terminated by the Company pursuant to Section 7.1 hereof.

5.2 Right to Replace. If the Employee's illness or incapacity, whether by physical or mental cause, renders such Employee unable for a minimum period of six (6) consecutive months to carry out his/her duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace said Employee in the capacity described in Section 1 hereof; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period set forth in 5.1 above and if a position is offered to the Employee that does not hold either similar duties and benefits or enhanced duties and/or benefits, the Employee may elect to reject the new position and terminate this Agreement.

5.3 Rights Prior to Termination. Notwithstanding the provisions set forth in 5.1 and 5.2 above, during any illness or incapacity as described in this Section 5, in which the illness or injury continues up to and beyond six (6) consecutive months, the Employee shall be entitled to receive his/her full remuneration and benefits hereunder, for the six (6) months prior to any disability insurance becoming effective.

5.4 Determination of Illness or Incapacity. For purposes of this Section 5, the determination of the Employee's inability to perform his/her duties in all material respects and the existence of "illness or incapacity" as the reason for such inability and continuing inability, shall be determined by the Board of Directors of the Company in its sole reasonable discretion. The Employee shall have ten (10) days from receipt of notice from the Company as to its determination of illness or incapacity and its decision to terminate Employee's employment to protest such finding in writing. If such a written protest is made or there is otherwise a dispute regarding the existence, extent, or continuance of the illness or incapacity, the parties agree to abide by the decision of a panel of three physicians. The Employee and the Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to make himself/herself available for and submit to examinations by such physicians as may be directed by the Company. Failure to appoint a physician to the panel within twenty (20) days of the notice of protest to the Company by Employee or failure to submit to any medical examination shall constitute a material breach of this Agreement.

6.   Confidential Information.

6.1 Confidentiality. During the Term of this Agreement and at all times thereafter, the Employee shall not divulge, communicate, use to the detriment of the Company, or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse, any "Confidential Information" pertaining to the Company, including, without limitation, all: (i) data or trade secrets, including secret processes, formulas or other technical data; (ii) production methods; (iii) customer lists; (iv) personnel lists; (v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans; (ix) financial information and records; (x) "know-how" and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of the Employee. The Employee acknowledges that any such information or data he/she may have acquired was received in confidence and by reason of his/her relationship to the Company. Confidential Information shall not include any information which: (i) at the time of disclosure is within the public domain; (ii) after disclosure to the Employee becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by the Employee; (iii) is known to the recipient at the time of disclosure; (iv) is discovered by the Employee subsequent to termination of his/her employment and independently, and not directly or indirectly resulting from, of any disclosure by the Company; (v) is required by order, statute, or regulation of any governmental authority to be disclosed to any federal or state agency, court or other body; or (vi) is obtained from a third party who has acquired a legal right to possess and disclose such information.

6.2 Non-Removal of Records. All equipment, office supplies, documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Business of the Company, whether or not constituting Confidential Information, which the Employee shall prepare, use, or come into contact with shall be and remain the sole property of the Company and, effective immediately upon the termination of the Employee's employment with the Company for any reason, shall not be removed from the Company's premises without the Company's prior written consent.

7.   Termination.

7.1 Termination For Cause. This Agreement and the Employee's employment hereunder may be terminated by the Company under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, a termination "for cause":

(a) Employee commits any material act of fraud, misappropriation, theft, dishonesty or unethical practice against the Company or in connection with the performance of his/her duties hereunder.

(b) Employee defaults under or commits a breach of any material provision of this Agreement and Employee fails to cure such breach within 30 days of receipt of notice from the Company identifies such breach.

(c) Employee engages in material willful misconduct in the performance of his/her duties hereunder, commits insubordination (in the sole, reasonable discretion of the CEO of DMC or the Board of Directors of DMC Cinema and/or DMC Board), or otherwise refuses to perform his/her duties hereunder as directed by the CEO of DMC.

(d) Employee is guilty of, pleads to, is convicted of, or pleads guilty or nolo contendre to, a felony, crime of moral turpitude or other serious criminal offense. Unless otherwise specifically provided herein, any determination as to a justifiable "for cause" termination shall be made by and in the good faith determination of the Company. A termination for cause under this
     Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered to the Employee, and Employee shall not be entitled to any Severance Payments from the Company. All Options then held by Employee which have vested must be exercised within 30 days following a termination by the Company "for cause" and if not so vested shall be deemed forfeited. Unvested options shall terminate immediately prior to termination "for cause."

7.2 Voluntary Termination. In the event that the Employee voluntarily agrees to terminate his/her employment with the Company, and is not otherwise subject to termination by the Company under Section 7.1, the Employee shall receive all employment compensation up the date of termination, and all stock options that have accrued and vested to the benefit of the Employee up to the date of the termination, shall remain fully vested and be exercisable in accordance with their terms so long as Employee complies with Section 9 herein. Unvested options held by Employee shall terminate on the date of termination. Employee shall not be entitled to any Severance Payments upon a voluntary termination.

8.   Payments Upon Termination Without Cause or Upon Constructive Termination.

8.1 Definitions. For the purposes of this Agreement:

(a) "Accrued Benefits" shall be and include the following amounts, payable as described herein:

(i) all accrued but unpaid base salary for the time period ending with the effective date of termination (the "Termination Date");

(ii) reimbursement for any and all reasonable expenses incurred by the Employee on behalf of the Company for the time period ending with the Termination Date;

(iii)any and all compensation or other cash earned through the Termination Date and deferred at the election of the Employee or pursuant to any deferred compensation plan then in effect; and

(iv) all other payments and benefits to which the Employee (or in the event of the Employee's death, the Employee's surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect immediately prior to the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to clauses
     (i) and (ii) of this Section 8.1 or with respect to clauses (iii) and (iv) of this Section 8.1, pursuant to the terms of the benefit plan or practice establishing such benefits.

(b)  "Severance Payments" shall include only the following:

(i) Employee's annual base salary as in effect immediately prior to the Termination Date, shall be paid by the Company in accordance with its normal payroll practices for the 365 day period commencing on the Employment Date; provided however that if the Termination Date occurs within the 6 month period prior to the end of the Term, the Company shall be obliged to pay Employee his base salary only through the 6 month after the end of the Term;

(ii) the Company shall pay Employee sales commissions on gross advertising revenue as provided in Section 3.5 for advertising contracts fully executed by all parties thereto on or prior to the Termination Date as received by the Company during the lesser of (i) one year following the Termination Date, or (ii) the end of the current term of the applicable advertising contract. Employee shall not be required to mitigate the amount of the Severance Payments by securing other employment or otherwise, nor will such Severance Payments be reduced by reason of the Employee securing other employment or for any reason. The Severance Payments shall be in lieu of any other severance payments under any Company severance policy, practice or agreement, and acceptance by the Employee of the Severance Payments shall constitute the Employee's release of any and rights of the Employee to any such payments.

(c)  "Constructive Termination" shall mean any one or more of the following:

(i) A significant change in the nature or the scope of the Employee's present authority or present duties, responsibilities and status without the consent of Employee;

(ii) Employee is assigned duties of a nonexecutive nature for a substantial period of time and for which the Employee is not reasonably equipped by his/her skills and experience;

(iii) There is a reduction in the Employee's monthly rate of base salary;

(iv) The Employee is required to relocate his/her principal business office or principal place of residence more than 25 miles from its current site (or if the Employee's place of residence at that time is more than 25 miles from such office, more than 10 miles further than the distance of then-current residence) or the Employee is assigned duties that would reasonably require such relocation; provided, however, that such relocation shall be deemed a Constructive Termination if and only if there is a reduction in the Employee's base salary compensation or any other non-diminimis adverse economic effect on the Employee. The Company shall pay all reasonable expenses associated with such relocation as permitted under the Internal Revenue Code;

8.2 Effect of Termination Without Cause. If Employee's employment is terminated by the Company during the Term of this Agreement "without cause", or Employee terminates this Agreement by reason of circumstances constituting a Constructive Termination, Employee shall be entitled to the following:

(a)  the Accrued Benefits;

(b)  the Severance Payments; and

(c) [all options to purchase capital stock of the Company held by Employee, to the extent unvested, shall, immediately upon the Termination Date, become fully vested and exercisable in accordance with the terms under which such options were granted. To the extent such acceleration of vesting of such options is not permissible pursuant to the terms under which such options were granted, the Company will pay to Employee an amount equal to the excess, if any, of the aggregate fair market value of all stock of underlying such options, determined on the Termination Date over the aggregate exercise price for such stock pursuant to the terms under which the options were granted.]

8.3 Termination on Change of Control. Twelve (12) months after a change of control and for a period of thirty (30) days employee may trigger a "change of control" termination. Employee shall be entitled to receive the benefits under
Section 8 above. If Employee triggers a change of control termination, three (3) months notice is required. Employee and Employer may modify this provision by mutual agreement any time during the twelve (12) months following a change of control.

8.4 Change of Control. For purposes of Section 8.4 of this Agreement, "Change of Control" shall mean any of the following:

The sale, assignment or transfer of assets of the Company or any subsidiary or subsidiaries, in a transaction or series of transactions, if the aggregate consideration received or to be received by the Company or any such subsidiary in connection with such sale, assignment or transfer is greater than fifty percent (50%) of the book value, determined by the Company in accordance with generally accepted accounting principles of the Company's assets determined on a consolidated basis immediately before such transaction or the first of such transactions; or The merger, consolidation, share exchange or reorganization of the Company (or one or more subsidiaries of the Company) as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; or The adoption of a plan of liquidation or the approval of the dissolution of the Company; or The commencement (within the meaning of SEC Rule 14d 2 under the Exchange Act) of a tender or exchange offer which, if successful, would result in a change of control of the Company.

9.   Non-Competition and Non-Solicitation.

9.1 Premises for Covenants. The Employee acknowledges that the Company, through its employment of the Employee, will provide Employee with certain special, unique, extraordinary, and valuable confidential business and professional information, substantial business and professional contacts and relationships, and the ability to have access to the Company's vendors, customers, employees, and consultants and other professionals and service providers. The Employee further acknowledges that such confidential information, business and professional contacts, and the ability to have access to the Company's customers and clients are solely the result of his/her employment by the Company, and that they constitute valuable, legitimate, and protectible business interests of the Company. In consideration of the foregoing and of the benefits generally provided to the Employee by the Company pursuant to the terms of this Agreement and otherwise, the Employee agrees to abide and be bound by the restrictions and prohibitions of this Section 9.1 and Section 6 hereof, which restrictions are intended by the parties to extend to any and all activities of the Employee, whether as an independent contractor, consultant, officer, director, agent, employee, partner, joint venturer, stockholder, or member of or for any person, firm, partnership, corporation or other entity, or otherwise.

9.2 Prohibition Against Competition: During the term of the Employee's employment, whether pursuant to this Agreement, or otherwise, and for a period of twenty-four (24) months following the termination of employment consistent with the terms hereof or expiration of this Agreement or any extension thereto, the Employee shall not, directly or indirectly, within the United States (the "Restricted Territory"), be engaged or employed by, consult with, assist or participate in any manner whatsoever, or provide financing with or for any entity, regardless of form, or person, that is engaged in a business competitive with Company at the time of termination or expiration, including, without limitation any of which utilizes internet connectivity for e-commerce or e-content storage/retrieval related to the above said areas. Notwithstanding the foregoing, the restrictive covenants contained in this Section 9.2 shall not apply if Employee is terminated without cause.

9.3 Prohibition Against Solicitation: During the term of the Employee's employment, whether pursuant to this Agreement, any automatic or other renewal hereof, or otherwise, and for a period of twenty-four (24) months following the termination of such employment consistent with the terms hereof, or the expiration of this Agreement or any extension thereto, the Employee shall not, directly or indirectly, solicit or otherwise communicate with any of the employees, vendors or customers of the Company with the purpose of causing such person or entity to terminate their employment or business relationship with the Company, as the case may be. In addition, the Employee agrees that during such period he/she shall not, directly or indirectly, (i) engage, employ, or otherwise hire any of the employees of the Company, or (ii) provide products or services to any person or entity who was a customer of, or is or was in substantive discussions with Company with respect to becoming a customer of Company.

9.4 Automatic Extension of Restricted Time Period: The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 9.1, 9.2 or 9.3 shall be extended by the length of time during which the Employee is in breach of such covenants.

9.5 Restrictive Covenants as Essential Elements of this Agreement: It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 9.1 - 9.3 are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants unless and until Company has been given written notice by Employee of such claim or cause of action and has been given reasonable opportunity to cure same.

9.6 Divisibility of Covenants; Survivability:

(a) It is agreed by the Company and the Employee that if any portion of the covenants set forth in this Section 9 are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible as to scope, time and geographical area. The Company and the Employee agree that, if any court of competent jurisdiction determines the specified commercial activities, time period or geographic area applicable to this Section 9 to be invalid, unreasonable, arbitrary or against public policy, a lesser scope or commercial activity, time period or geographic area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Company and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. (b) Except as otherwise provided for in this Agreement, the restrictive covenants and the duties, obligations, responsibilities and covenants of the Employee herein contained shall be deemed independent and separable from the rest of this Agreement and shall survive the execution and any termination or expiration hereof, and in the event of termination or expiration hereof shall continue to bind the parties hereto and continue in full force and effect until each and every obligation herein shall have been fully performed.

9.7 Specific Performance. The Employee hereby acknowledges and agrees that any violation by him/her of any provision of Section 6 of this Agreement or this
Section 9 shall cause the Company irreparable harm and damage, and the Employee further acknowledges and agrees that damages at law shall be an insufficient remedy to the Company if the Employee violates the terms of Sections 6 or 9 of this Agreement. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company.

10.  Miscellaneous.

10.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

10.2 Notices. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

If to the Company:
James A. McManus
Distributed Media Corporation, Inc.
20 Ketchum Street
Westport, CT 06880
Facsimile no.: (203) 226-3421

If to Employee:
Robert Crisp
DMC
20 Ketchum Street
Westport, CT 06880

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

10.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

10.4 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him/her hereunder to any person or entity.

10.5 Entire Agreement. This Agreement, including all exhibits, schedules, appendices, and attachments is the entire agreement among the parties and supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

10.7 Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

10.8 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

10.9 Gender. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, and to the singular or plural, as the identity of the person or entity or person or entities may require.

10.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

10.11 Survival of Certain Provisions. The provisions of Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement.

10.12 Dispute Resolution. In the event that a dispute arises over the interpretation or enforcement of the terms and conditions of this Agreement, the venue shall be before the American Arbitration Association in New York, New York.

10.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES ACKNOWLEDGE THAT NO PERSON ACTING ON BEHALF OF ANOTHER PARTY TO THIS AGREEMENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRAIL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE PARTIES HERETO FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL BEFORE SIGNING THIS AGREEMENT.

10.14 Prior Agreements. This Agreement supersedes and replaces any prior Employment Agreements and Option Agreements between the parties, including their respective subsidiary companies and/or affiliate entities.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first above written. Distributed Media Corporation, Inc.

/s/ JAMES MCMANUS
Title: President and C.E.O.
James A. McManus

/s/ROBERT CRISP
Name: Robert Crisp
Title: President, DMC Cinema/V.P. Sales DMC

NCT Group, Inc. Guarantee in regard to severance payments only.
Name: Title: President

/s/MICHAEL PARRELLA
Michael Parrella
and C.E.O., NCT Group, Inc.
A Delaware Corp.